Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Surna Inc.

Boulder, Colorado

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-219674) pertaining to the Surna Inc. 2017 Equity Incentive Plan of our report dated March 24, 2020, relating to the consolidated financial statements of Surna Inc. and subsidiary (which report expresses an unqualified opinion of the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), which appears in this Form 10-K.

/s/ ACM LLP

Greeley, Colorado
March 24, 2020